Exhibit 99.1

Grant Prideco, Inc.
Notice to Directors and Executive Officers

Grant Prideco, Inc. (“Grant Prideco”) has received notice from the plan administrator of the Grant Prideco, Inc. 401(k) Savings Plan, the Reed Hourly Thrift Plan and the Texas Arai, Inc. 401(k) Profit Sharing Plan and Trust informing Grant Prideco that activity in the stock funds under all of the plans (the “Stock Funds”) will be closed temporarily for participant transactions (i.e., investment election changes, loans, distributions and withdrawals). The blackout period is expected to begin at 3:00 p.m. (Central Daylight Saving Time) on Tuesday, April 15, 2008, and is expected to end at approximately 7:30 a.m. (Central Daylight Saving Time) on Friday, April 25, 2008. The blackout period is being implemented in connection with the anticipated effective time of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of December 16, 2007, among Grant Prideco, National Oilwell Varco, Inc. and NOV Sub, Inc. The blackout period is necessary to ensure that all Grant Prideco common stock transactions in the Stock Funds are fully completed before the effective time of the Merger so that, after the effective time of the Merger, the recordkeeper for the plans can process the exchange of Grant Prideco common stock for National Oilwell Varco, Inc. common stock and cash. This notice is intended to inform you that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, during the blackout period you will be unable to trade in Grant Prideco common stock (or related securities).
Information about the blackout period may be obtained, without charge by contacting Brenda Williams, Grant Prideco, Inc., 400 N. Sam Houston Pkwy. East, Suite 900, Houston, Texas 77060, telephone number (281) 878-5665 or by e-mail at brenda.williams@grantprideco.com.